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                                                                      EXHIBIT 12

                                 NiSource, INC.

                       RATIO OF EARNINGS TO FIXED CHARGES

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                                                                   Year Ended December 31,
                                        ------------------------------------------------------------------------------
                                            1997            1998            1999            2000            2001
                                        ------------    ------------    ------------    ------------    --------------

EARNINGS AS DEFINED IN ITEM
  503(d) OF REGULATION S-K:
  Income before interest
    charges ........................    $319,514,639    $338,081,136    $376,782,105    $504,120,756    $  883,366,001
  Adjustments-
    Federal income taxes ...........      97,010,863     115,799,335      91,898,851      81,292,674       193,915,089
    State income tax ...............      16,856,952      16,785,056      14,131,404      14,249,484        32,364,742
    Deferred investment tax
      credit, net ..................      (7,375,636)     (7,360,787)     (7,691,257)     (7,806,853)       (9,008,085)
    Deferred income taxes, net .....      (1,466,940)    (22,460,744)     (7,890,731)     38,155,011       (34,112,781)
    Federal and state income
      taxes included in other
      income .......................         987,240      (1,900,910)             --              --                --
    Amortization of
      capitalized interest .........              --              --              --              --                --
                                        ------------    ------------    ------------    ------------    --------------
                                        $425,527,118    $438,943,086    $467,230,372    $630,011,072    $1,066,524,966
                                        ============    ============    ============    ============    ==============

FIXED CHARGES AS DEFINED IN
  ITEM 503(d) OF REGULATION S-K:
  Interest on long-term debt .......    $102,842,096    $111,419,929    $131,788,755    $133,879,888    $  436,427,884
  Other interest ...................      13,453,006      16,536,021      33,234,752     166,561,203       145,040,904
  Amortization of premium,
    reacquisition premium,
    discount and expense
    on debt, net ...................       4,718,120       4,589,696       5,148,168       7,913,866        20,509,675
  Interest portion of rent
    expense ........................       2,939,650       7,899,302      16,757,234      19,143,000        44,135,938
  Minority Interest (Topies) .......              --              --      17,810,625      20,355,000        20,355,000
  Capitalized interest during
    period .........................               0               0               0               0                 0
                                        ------------    ------------    ------------    ------------    --------------
                                        $123,952,872    $140,444,948    $204,739,534    $347,852,957    $  666,469,401
                                        ============    ============    ============    ============    ==============

Plus preferred  stock dividends:
  Preferred dividend
    requirements of subsidiary .....    $  8,691,457    $  8,538,180    $  8,334,254    $  7,817,003    $    7,473,412
  Preferred dividend
    requirements factor ............            1.54            1.49            1.61            1.61              1.61
                                        ------------    ------------    ------------    ------------    --------------
  Preferred dividend
    requirements of subsidiary .....      13,384,844      12,721,888      13,418,149      12,585,375        12,032,193
  Fixed charges ....................     123,952,872     140,444,948     204,739,534     347,852,957       666,469,401
                                        ------------    ------------    ------------    ------------    --------------
                                        $137,337,716    $153,166,836    $218,157,683    $360,438,332    $  678,501,594
                                        ============    ============    ============    ============    ==============

Ratio of earnings to fixed
  charges ..........................            3.10            2.87            2.14           1.75               1.57
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